UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A INFORMATION

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MarketWatch, Inc.

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Set forth below are the text of (i) an e-mail sent by Lawrence Kramer, Chief Executive Officer of MarketWatch, Inc. (the “Company”) to employees of the Company in connection with the public announcement of the merger agreement between the Company and Dow Jones & Company, Inc.; and (ii) an oral questions and answers session in connection with a meeting between the executive officers and employees of the Company relating to the acquisition.

Email

Hi gang,

Attached to this message is a copy of a press release announcing that the Board has approved and we have signed an Agreement to sell the company to Dow Jones for $18 a share in cash. The transaction still has to be approved by a majority of the shareholders and is subject to normal regulatory approval but we expect it to close in the first quarter of 2005. You should know that this transaction came only after a fierce fight by some of the world’s largest and most powerful media companies who all decided they wanted to own us. As a public company, we have to pay attention to overtures from potential buyers, and the board of directors retained UBS to help us sort out the many options we had and do what was best for the shareholders and the company. I must stress that this process began with the receipt of unsolicited offers from interested parties.

I think that the sale to Dow Jones is a great result for MarketWatch. Being part of one of the most respected media companies in the world will create even greater opportunity for us to grow the business. We will be Dow Jones’ entry into the mass online consumer market. We should be flattered that they believed that it was faster and better to enter that market with MarketWatch than to build that business themselves. They want us because of what we have accomplished and what they believe we can turn this business into.

You should all be very proud of the terrific job that you have done building this company. I know I am. From the news staff who generates our world-class content, to the technology group who builds and runs our products, to our award-winning sales and marketing teams, to customer support and all of the people in financial, legal and administrative functions. Each one of you should be proud of your achievements. There was a spirited contest to own us and Dow Jones is paying more than half a billion dollars for this company. That is a terrific testament to the unbelievable job that all of you have done over the last several years as we built this company from a couple desks in San Mateo.

As part of the Agreement all of your vested and unvested options will accelerate and become converted to Dow Jones options. Soon after the close of the acquisition, the shares resulting from exercise of your options will be registered and you will be given instructions on how to exercise them. I’m thrilled to be able to make that announcement, and it shows the value that we, and that Dow Jones, places on you all as the true assets of this business.

Going forward, being owned by Dow Jones will only help us as we continue to leverage the content we create for our destination site, grow the licensing business and continue to look for subscription and other business development opportunities. They are a great company who really understand our strategy of leveraging our news and technology.

At this time it is going to be very difficult to answer many of the more detailed questions that you all may have because we haven’t yet had the opportunity to sit down with Dow Jones and really map out the plan in detail. As we do that, we will of course keep you all informed.

Congratulations on a job well done by all!

Larry

Questions and Answers Session

Q: Why did you sell the company?

A: The Board of Directors accepted the offer from Dow Jones to purchase our company because it represents a very attractive offer to our shareholders. I believe it is also a good strategic opportunity for us going forward. As a public company, we must consider any offers that are made, and decide on the basis of our stockholders’ interests. Dow Jones expressed an unsolicited interest in acquiring MarketWatch that led to a specific offer from them to buy all outstanding shares of the company at a price that is a 46.5% premium to the 60-day trailing average price. After a formal process set up by our bankers to evaluate all the interest we had received, Dow Jones won the competition to acquire the company by giving our board the most attractive bid. I must stress that this process began with the receipt of unsolicited offers from interested parties.

Q: Were there other companies interested in buying MarketWatch? Can you tell us what process was used to decide to sell to Dow Jones?

A: After Dow Jones approached us with an interest, we had indications from several companies expressing interest in acquiring MarketWatch as well. As a result, we engaged UBS to advise us in a process that provided an opportunity for several potential buyers to make offers for the board to consider. In the end, the final offer from Dow Jones proved to be the most attractive.

Q: Can you discuss timing and next steps?

A: The board has approved the transaction with Dow Jones, and the deal is now subject to customary closing conditions, including majority shareholder approval and regulatory approval. The transaction is expected to close in the first quarter of 2005. Beyond that we will be working closely with our new partners at Dow Jones to map out an integration plan. It’s too early to know what the integration will look like, but we will certainly keep you informed along the way.

Q: Can you explain what is happening to employee stock options?

A: I’m thrilled for all of us to say that all vested and unvested employee stock options will accelerate at the closing and convert into options to purchase Dow Jones stock. This shows how valuable our employees are to both us here in management, and to Dow Jones.

Q: Will MarketWatch still exist? Will the name be Dow Jones MarketWatch?

A: As we have stated in our announcement, there are still many details to be worked out, including the exact name. But, I do believe that the MarketWatch name will carry forward in some way. Indeed, Dow Jones Executives have indicated that the brand we have built was one of the main attractions for them. I understand that the MarketWatch brand will become the leading Dow Jones online brand serving the larger consumer market.

Q: What will this do to our relationship with CBS?

A: The licensing agreement we have with them will remain in place until October, 2005.

Q: Larry: will you stay with the company, and if so, what will your role be?

A: Dow Jones has indicated that they would like me to stay on. We are just starting to talk about how best to bring MarketWatch into the Dow Jones company, and my specific role will depend on what we ultimately decide. There is no agreement on any terms. I’m keeping open mind and plan to work tirelessly to make the transition as smooth as possible for everyone.

Q: How about others? Does Dow Jones expect to keep all of our offices and our people?

A: Dow Jones is buying us because of the tremendous value we have created in our company. They understand that our staff created that value, and they will want to preserve that. There are many details that need to be worked out over the next few months, but I can assure you that Dow Jones does not want to disrupt what has made MarketWatch so successful. There will likely be some savings as we will no longer have the costs of being a separate publicly trading company and between us and Dow Jones there will be opportunities to integrate the businesses, which of course could result in some associated job losses. I’m told that Dow Jones plans to add new jobs over the coming year, rather than reduce its overall news staffing. And there may also be terrific career opportunities by being part of a larger company like Dow Jones, where for example news people often move from one part of the company to another and from one part of the world to another.

Q: How will the Thomson relationship be affected by this?

A: Our contract with Thomson extends for another 2 years. That should not be affected by this change in control in MarketWatch ownership. Thomson has been very happy with our relationship and I believe they will want to continue the Thomson-MarketWatch service. And, Dow Jones already partners with Thomson in other ventures and has said they would also like to continue the relationship.

Q: Is Dow Jones committed to the licensing business?

A: We believe that Dow Jones is very interested in the licensing business and intends to support it and grow it just as we had planned to do. Dow Jones has a licensing business for its news, which is smaller than ours, but they do very much value this line of business. By the way, The Wall Street Journal Online has relied on BigCharts for many years.

Q: What should we be telling our advertisers and licensing clients?

A: The most important thing is to let our customers know that their interests come first, and that we will not lose our focus on serving their needs. This has to be more than words. I am asking all of you to stay focused on the business at hand. We are in the midst of what is typically our busiest season. Let’s make it the best fourth quarter we’ve ever had. And stress to your partners that Dow Jones is a world class business news organization, like us. They have been a worthy peer in the industry and the combination will provide even more best-of-breed products and services for our valued clients.

Forward Looking Statements

The materials herein may contain forward-looking statements, including statements regarding the acquisition, the expected timetable for completing the acquisition and the benefits and synergies of the acquisition. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that, prior to the closing of the acquisition, MarketWatch’s business could suffer due to market uncertainty relating to the acquisition and that the closing of the acquisition may not occur or be delayed. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in MarketWatch’s periodic filings with the Securities and Exchange Commission, including MarketWatch’s quarterly report on Form 10-Q for the quarter ended September 30, 2004. MarketWatch undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of this press release.

Additional Information and Where to Find It

MarketWatch intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition of MarketWatch by Dow Jones. Investors and security holders of MarketWatch are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about MarketWatch, Dow Jones and the proposed acquisition. Investors and security holders of MarketWatch may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov, or at MarketWatch’s website at www.cbs.marketwatch.com. In addition, investors and security holders of MarketWatch may obtain free copies of the proxy statement (when it becomes available) by writing to 850 Battery Street, San Francisco, CA 94111, Attention: Investors Relations, or by emailing to ayen@marketwatch.com.

MarketWatch and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed acquisition. A description of the interests in MarketWatch of its directors and executive officers is set forth in MarketWatch’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and in MarketWatch’s proxy statement for its 2004 annual meeting of stockholders. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed acquisition, and a description of their direct and indirect interests in the proposed acquisition, will be set forth in the proxy statement when it is filed with the SEC.